Exhibit 4.2

GLOBAL SECURITY
NOT TO BE EXCHANGED FOR SECURITIES IN DEFINITIVE FORM
(See Legend on Next Page)

No.	$
CUSIP: 539830 CA5
LOCKHEED MARTIN CORPORATION
4.750% Note due 2034
LOCKHEED MARTIN CORPORATION, a Maryland corporation, for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of             Dollars on February 15, 2034.
Interest Payment Dates: February 15 and August 15, beginning on August 15, 2023
Record Dates: February 1 and August 1
Additional provisions of this Note are set forth on the other side of this Note.

LOCKHEED MARTIN CORPORATION

By:	____________________________
Evan T. Scott
Vice President and Treasurer

Dated:
Authenticated:
This is one of the Securities
of the series designated herein
and referred to in the
within-mentioned Indenture.

U.S. Bank Trust Company, National Association, as Trustee

By:	____________________________
Brandon Bonfig
Vice President

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY A REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF ANY SUCCESSOR DEPOSITARY.
LOCKHEED MARTIN CORPORATION
4.750% Note due 2034
1.Interest. Lockheed Martin Corporation (the “Corporation”), a Maryland corporation, promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Corporation will pay interest semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2023. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 25, 2023. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.Method of Payment. The Corporation will pay interest on the Notes (except defaulted interest, which shall be paid as set forth below) to the persons who are registered Holders of Notes at the close of business on the record date for the next interest payment date even if the Notes are canceled after the record date and on or before the interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Corporation, notice whereof shall be given to Holders of Notes not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Corporation will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Corporation may pay principal and interest by its check payable in such money. It may mail an interest check to a Holder’s registered address. To the extent lawful, the Corporation shall pay interest on overdue principal at the rate borne by the Notes and shall pay interest on overdue installments of interest at the same rate.
3.Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Corporation may change any Paying Agent, Registrar or co-registrar without notice. The Corporation or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4.Indenture. The Corporation issued the Notes under an Indenture, dated as of April 18, 2023 (the “Indenture”), between the Corporation and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture, all applicable supplemental indentures and the Act for a statement of those terms. As provided in the Indenture, the Securities issued under the Indenture may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Notes designated on the face hereof, unlimited in aggregate principal amount.
5.Optional Redemption. Prior to the Par Call Date (as defined below), the Corporation may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
    (1)    (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption; and
    (2)    100% of the principal amount of the Notes to be redeemed;
plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, the Corporation may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the redemption date.
“Par Call Date” means November 15, 2033 (the date that is three months prior to the maturity date of the Notes.)
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Corporation in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Corporation after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Corporation shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date, H.15 TCM is no longer published, the Corporation shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Corporation shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Corporation shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Corporation’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
6.Notice of Redemption; Partial Redemption. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Any redemption or notice may, at the Corporation’s discretion, be subject to one or more conditions precedent and, at the Corporation’s discretion, the redemption date may be delayed until such time as any or all such conditions precedent included at the Corporation’s discretion shall be satisfied (or waived by the Corporation) or the redemption date may not occur and such notice may be rescinded if all such conditions precedent included at the Corporation’s discretion shall not have been satisfied (or waived by the Corporation). In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. Unless the Corporation defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.
7.Denominations; Transfer; Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and $1,000 multiples above that amount. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Also, it need not transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or before an interest payment date.
This Note is issued in the form of a Global Security and may not be exchanged in whole or in part for Notes registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or a nominee thereof unless (1) such Depositary has notified the Corporation that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be a clearing agency registered under the Exchange Act, and a successor Depositary is not appointed by the Corporation within 90 days after the Corporation’s receipt of such notice, (2) there shall have occurred and be continuing an Event of Default with respect to such Global Security and the Registrar has received a request from the Depositary to issue certificated securities in lieu of the Global Security, or (3) the Corporation shall determine in its sole discretion that Notes issued in global form shall no longer be represented by a Global Security. In any such case, such Global Security may be exchanged by such Depositary for definitive Notes of the same series, of any authorized denomination and of a like aggregate principal amount and tenor, registered in the names of, and the transfer of such Global Security or portion thereof may be registered to, such persons as such Depositary shall direct. If the Corporation designates a successor Depositary pursuant to clause (1) above, such Global Security shall promptly be exchanged in whole for one or more other Global Securities registered in the name of the successor Depositary, whereupon such designated successor shall be the Depositary for such successor Global Security or Global Securities.
8.Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of it for all purposes, and none of the Corporation, the Trustee, any Registrar, any Paying Agent or any co-registrar shall be affected by notice to the contrary.
9.Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or the Paying Agent will pay, unless otherwise prohibited by mandatory provisions of applicable abandoned property law, the money back to the Corporation at its request. After that, Holders entitled to unclaimed money must look only to the Corporation and not to the Trustee for payment unless an abandoned property law designates another person.
10.Defeasance. In accordance with Article 8 of the Indenture, the Corporation may defease certain of its obligations with respect to the Notes or discharge its obligations with respect to the Notes by, among other things, irrevocably depositing with the Trustee, in trust, cash or government securities sufficient to pay all sums due on the Notes.
11.Amendment; Supplement; Waiver. Subject to certain exceptions as therein provided, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of not less than a majority in principal amount of the Notes, and, subject to certain exceptions and limitations as provided in the Indenture, any past default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented, for among other reasons, to cure any ambiguity, omission, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes or to make any change that does not materially adversely affect the rights of any Holder. Without the consent of any Holder, the Trustee may waive compliance with any provision of the Indenture or the Notes if the waiver does not materially adversely affect the rights of any Holder.
12.Restrictive Covenants. The Indenture and this Note do not limit unsecured debt of the Corporation or any of its Subsidiaries. This Note does limit certain mortgages, liens and sale-leaseback transactions as described below:
Limitation on Liens
    The Corporation shall not, and shall not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt unless:

(a)the Lien equally and ratably secures the Notes and the Debt. The Lien may equally and ratably secure the Notes and any other obligation of the Corporation or a Subsidiary. The Lien may not secure an obligation of the Corporation that is subordinated to the Notes; or
(b)the Lien is on property, Debt or shares of stock of a corporation at the time such corporation becomes a Restricted Subsidiary; or
(c)the Lien is on property at the time the Corporation or a Restricted Subsidiary acquires the property. However, the Lien may not extend to any other Restricted Property owned by the Corporation or a Restricted Subsidiary at the time the property is acquired; or
(d)the Lien secures the payment of all or any part of the purchase price of property upon the acquisition of such property by the Corporation or a Restricted Subsidiary or secures any Debt incurred or guaranteed by the Corporation or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of full operation of such property, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any property theretofore owned by the Corporation or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located; or
(e)the Lien secures Debt of a Restricted Subsidiary owed to the Corporation or another Restricted Subsidiary; or
(f)the Lien is on property of a corporation or other entity at the time such corporation or other entity merges into, or consolidates or enters into a share exchange with, the Corporation or a Restricted Subsidiary; or
(g)the Lien is on property of a person at the time the person transfers or leases all or substantially all its assets to the Corporation or a Restricted Subsidiary; or
(h)the Lien is in favor of any customer (including any government or governmental authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a government or governmental authority; or
(i)the Lien arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings or the Lien is a materialmen’s, suppliers’, tax or other similar Lien arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; or
(j)the Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (a) through (i) or a Lien existing on the date that the Notes are first issued. The Lien may not extend beyond the property subject to the existing Lien. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (a) or (e); or
(k)the Debt secured by the Lien plus all other Debt secured by Liens on Restricted Property, excluding Debt secured by a Lien permitted by any of clauses (a) through (j) and any Debt secured by a Lien existing on the date that the Notes are first issued, at the time does not exceed the greater of $4 billion and 15% of Consolidated Net Tangible Assets. Attributable Debt for any lease entered into under clause (d) of “—Limitation on Sale-Leaseback Transactions” shall be included in the determination and treated as Debt secured by a Lien on Restricted Property not otherwise permitted by any of clauses (a) through (j).
Limitation on Sale-Leaseback Transactions
    The Corporation shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:
(a)the lease has a term of three years or less; or
(b)the lease is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries; or
(c)the Corporation or a Restricted Subsidiary under clauses (b) through (j) of “—Limitation on Liens” could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or
(d)the Corporation or a Restricted Subsidiary under clause (k) of “—Limitation on Liens” could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or
(e)the Corporation or a Subsidiary owns or acquires other property which will be made a Principal Property and is determined by the Chief Financial Officer, the Treasurer or another Officer to whom such authority has been properly delegated by the Board of Directors to have a fair value equal to or greater than the Attributable Debt incurred; or
(f)(i) the Corporation or a Restricted Subsidiary makes an optional repayment in cash of the Corporation’s or such Restricted Subsidiary’s Debt at least equal in amount to the Attributable Debt for the lease;

    (ii) the prepayment is made within 180 days of the effective date of the lease;
    (iii) the Debt prepaid is not owned by the Corporation or a Restricted Subsidiary; and
    (iv) the Debt prepaid was Long-Term Debt at the time it was created.
Certain Definitions
    For purposes of the restrictive covenants, the following terms shall have the following respective meanings:
    “Attributable Debt” means, with respect to a Sale-Leaseback Transaction, an amount equal to the lesser of: (1) the fair market value of the property (as determined in good faith by the Chief Financial Officer, the Treasurer or another Officer to whom such authority has been properly delegated by the Board of Directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually.
    “Consolidated Net Tangible Assets” means total assets less (1) total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendable to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes that are included in current liabilities) and (2) goodwill, patents and trademarks, all as reflected in the Corporation’s most recent consolidated balance sheet preceding the date of a determination under clause (k) of “—Limitation on Liens”.
    “Debt” means all indebtedness for borrowed money reported as debt in the consolidated financial statements or any guarantee of such a debt and includes purchase money obligations. A Debt shall be counted only once even if the Corporation and one or more of the Corporation’s Subsidiaries may be responsible for the obligation.
    “Lien” means any mortgage, pledge, hypothecation, encumbrance, lien or other security interest.
    “Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.
    “Principal Property” means any manufacturing facility located in the United States and owned by the Corporation or by one or more Restricted Subsidiaries from the date that the Notes are first issued and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, but not including any property financed through the issuance of any tax exempt governmental obligation or any such facility or property which, in the opinion of the Chief Financial Officer, the Treasurer or another Officer to whom such authority has been properly delegated by the Board of Directors, is not of material importance to the total business conducted by the Corporation and its Subsidiaries taken as a whole. However, the Chief Financial Officer, the Treasurer or another Officer to whom such authority has been properly delegated by the Board of Directors may at any time declare any manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.
    “Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by the Corporation or a Restricted Subsidiary on the date that the Notes are first issued or secured by a Principal Property (including any property received upon a conversion or exchange of such Debt), or any shares of the Corporation’s stock or stock of a Restricted Subsidiary owned by the Corporation or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).
    “Restricted Subsidiary” means a Subsidiary that has substantially all its assets located in, or carries on substantially all its business in, the United States and that owns a Principal Property. Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it (or any corporation (other than the Corporation) or other entity that, directly or indirectly, beneficially owns a majority of the Voting Stock of the Subsidiary) has shares of capital stock registered under the Exchange Act or it files reports and other information with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
    “Sale-Leaseback Transaction” means an arrangement, after the date that the Notes are first issued, with any bank, insurance company or other lender or investor (other than the Corporation or a Restricted Subsidiary) providing for the leasing by the Corporation or any Restricted Subsidiary of any Principal Property, which was or is owned or leased by the Corporation or a Restricted Subsidiary and which has been or is to be sold or transferred, more than 120 days after the completion of construction and commencement of full operation thereof by the Corporation or such Restricted Subsidiary, to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property.
    “Subsidiary” means a corporation a majority of the Voting Stock of which is owned by the Corporation, the Corporation and one or more Subsidiaries, or one or more Subsidiaries.
    “United States” means the United States of America. The Commonwealth of Puerto Rico, the Virgin Islands and other territories and possessions are not part of the United States.
    “Voting Stock” means capital stock having voting power under ordinary circumstances to elect directors.
13.Successors. When a successor entity assumes all the obligations of the Corporation or its successors under the Notes and the Indenture, the predecessor corporation will be released from those obligations.
14.Defaults and Remedies. It shall be an Event of Default if: (a) the Corporation defaults in the payment of interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days; (b) the Corporation defaults in the payment of the principal of the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (c) the Corporation fails to comply with any of its other agreements in the Notes or the Indenture for the benefit of the Notes and the Default continues for 90 days after the Corporation has been given written notice of such failure as specified in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee, by notice to the Corporation, or the Holders of at least 25% in principal amount of the Notes, by notice to the Corporation and the Trustee, may declare the principal of and accrued interest, if any, on all the Notes to be due and payable immediately. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if a committee of its trust officers in good faith determines that withholding notice is in the interests of such Holders.
15.Additional Notes. The Corporation may from time to time, without the consent of the Holders, create and issue additional debt securities on the same terms and conditions (except for the issue date, initial public offering price and, if applicable, the initial interest payment date) and with the same CUSIP number as the Notes, so that those additional debt securities and the Notes will form a single series of Securities under the Indenture.
16.Trustee Dealings with the Corporation. U.S. Bank Trust Company, National Association, the Trustee under the Indenture, in its individual or any other capacity may make loans to, accept deposits from and perform services for the Corporation or any of its affiliates, and may otherwise deal with the Corporation or its affiliates as if it were not Trustee.
17.No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Corporation shall not have any liability for any obligations of the Corporation under the Notes or the Indenture or for any claim based on, with respect to, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of the Notes.
18.Authentication. This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.
19.Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).
20.CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Corporation had caused CUSIP numbers to be printed on the Note and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to accuracy of any of such numbers either as printed on the Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
21.Miscellaneous. This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of Maryland.
All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Corporation will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, Attention: Secretary.

I or we assign and transfer to
Insert social security or other identifying number of assignee

(Print or type name, address and zip code of assignee)
this Note and irrevocably appoint                                          agent to transfer this Note on the books of the Corporation. The agent may substitute another to act for him.

Dated:

Signed:
                            (Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed by an eligible institution within the meaning of Rule 17A(d)-15 under the Securities Exchange Act of 1934, as amended)